Filed pursuant to Rule 433

Registration Statement No. 333-203445

Final Term Sheets for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$750,000,000 2.500% Notes due 2021 (the “2021 Notes”)

November 2, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$750,000,000

Maturity Date	May 10, 2021

Settlement Date	On or about November 10, 2015, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2021 Notes on the date of this final term sheet or the next two succeeding business days, because the 2021 Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.500% per annum (first interest payment will be made on May 10, 2016 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2021 Notes will accrue from November 10, 2015)

Interest Payment Dates	May 10 and November 10 of each year, commencing on May 10, 2016. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.969%

Gross Proceeds	US$749,767,500

Underwriting Discounts	0.300%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$747,517,500

Denominations	US$200k/1k

CUSIP	302154 BX6

ISIN	US302154BX61

Format	The 2021 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2021 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	ANZ Securities, Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Société Générale

Joint Lead Managers	ANZ Securities, Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Société Générale and Samsung Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

The Export-Import Bank of Korea

Final Term Sheet for US$1,000,000,000 3.250% Notes due 2025 (the “2025 Notes”)

November 2, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$1,000,000,000

Maturity Date	November 10, 2025

Settlement Date	On or about November 10, 2015, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2025 Notes on the date of this final term sheet or the next two succeeding business days, because the 2025 Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	3.250% per annum (first interest payment will be made on May 10, 2016 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2025 Notes will accrue from November 10, 2015)

Interest Payment Dates	May 10 and November 10 of each year, commencing on May 10, 2016. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.746%

Gross Proceeds	US$997,460,000

Underwriting Discounts	0.300%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$994,460,000

Denominations	US$200k/1k

CUSIP	302154 BY4

ISIN	US302154BY45

Format	The 2025 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2025 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	ANZ Securities, Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Société Générale

Joint Lead Managers	ANZ Securities, Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Société Générale and Samsung Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated June 11, 2015, as supplemented by the preliminary prospectus supplement dated November 2, 2015 (the “Preliminary Prospectus Supplement”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus Supplement are to the 2021 Notes and the 2025 Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/873463/000119312515361242/0001193125-15-361242-index.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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